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                      November 22, 2021

       Mark Kalvoda
       Chief Financial Officer
       Titan Machinery Inc.
       644 East Beaton Drive
       West Fargo, ND 58078-2648

                                                        Re: Titan Machinery
Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2021
                                                            Filed March 31,
2021
                                                            File No. 1-33866

       Dear Mr. Kalvoda:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services